Exhibit 4.4

ADDITIONAL INDEBTEDNESS JOINDER AND DESIGNATION

ADDITIONAL INDEBTEDNESS JOINDER AND DESIGNATION, dated as of July 27, 2016 (this “Joinder”), by and among Wells Fargo Bank, National Association, as ABL Agent (“ABL Agent”), Wilmington Savings Fund Society, FSB, as Existing Noteholder Agent (“Existing Noteholder Agent”), Delaware Trust Company, as Term Agent (“Term Agent”), and the Additional Noteholder Agent (as defined below) and any successors or assigns thereof, to the Amended and Restated Intercreditor Agreement dated as of June 29, 2016 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent, Existing Noteholder Agent, Term Agent, and the other parties party thereto from time to time. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain Indenture, dated as of July 27, 2016 (the “Indenture”), among SAExploration Holdings, Inc., as issuer, each of the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as trustee and notes collateral agent (in such capacities, the “Additional Noteholder Agent”).

Section 10.5 of the Intercreditor Agreement permits the Representatives to designate Additional Debt under the Intercreditor Agreement.

Accordingly, the Additional Noteholder Agent, for itself and on behalf of the Additional Indenture Secured Parties, hereby agrees with the ABL Agent, Existing Noteholder Agent and Term Agent as follows:

Section 1. Designation of Additional Indebtedness. The Representatives hereby designate such Additional Indebtedness as Additional Indenture Obligations under the Intercreditor Agreement.

Section 2. Agreement to be Bound. The Additional Noteholder Agent, for itself and on behalf of the Additional Indenture Secured Parties, hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof with respect to the Additional Indenture Obligations incurred or to be incurred under the Indenture referred to above, be deemed to be a party to the Intercreditor Agreement.

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Additional Noteholder Agent shall be sent to the address set forth below its name on the signature page hereto (until notice of a change thereof is delivered as provided in Section 10.9 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder to Intercreditor Agreement as of the date first written above.

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Additional Noteholder Agent for and on behalf of the Additional Indenture Secured Parties

By:	/s/ Geoffrey Lewis
Name: Geoffrey Lewis
Title: Vice President

Address for Notices:

Wilmington Savings Fund Society, FSB
500 Delaware Avenue
Wilmington, Delaware 19801
Attention: Corporate Trust
Reference: SAExploration Holdings, Inc. 10.000% Senior Secured Second Lien Notes due 2019
Facsimile: (302) 421-9137

With a copy to (which shall not constitute notice): Morrison & Foerster LLP 250 West 55th Street New York, New York 10019 Attention: Jonathan I. Levine Facsimile: (212) 468-7900

[Signature Page to Joinder to Intercreditor Agreement]

ABL AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as ABL Agent

	By:	/s/ Michael White
Name: Michael White
Title: Vice President

EXISTING NOTEHOLDER AGENT:	WILMINGTON SAVINGS FUND SOCIETY, FSB, as Existing Noteholder Agent for and on behalf of the Existing Indenture Secured Parties

	By:	/s/ Geoffrey Lewis
Name: Geoffrey Lewis
Title: Vice President

TERM AGENT:	DELAWARE TRUST COMPANY, as Term Agent

	By:	/s/ Alan R. Halpern
Name: Alan R. Halpern
Title: Vice President

[Signature Page to Joinder to Intercreditor Agreement]